Exhibit 99.1

Zoran Corporation:

Karl Schneider

Chief Financial Officer

(408) 523-6500

ir@zoran.com

Company Web Site:

www.zoran.com

ZORAN CORPORATION ANNOUNCES CREATION OF SPECIAL COMMITTEE
TO CONTINUE REVIEW OF STOCK OPTION PRACTICES

SUNNYVALE, Calif. (July 3, 2006) — Zoran Corporation (Nasdaq NM: ZRAN) announced today that, at the recommendation of the Audit Committee of its Board of Directors, the Board has created a special committee to conduct a further review of the Company’s historical stock option practices. The special committee is comprised of disinterested members of the Board and has full authority to retain any outside experts it deems appropriate to assist in its review. The special committee is empowered to review the Company’s option practices and all option grants since its initial public offering in 1995, including those option grants referenced in the Company’s May 23, 2006 press release. The special committee will also make any appropriate recommendations regarding the Company’s ongoing option granting procedures.

The Company also announced that it has received a grand jury subpoena from the office of the U.S. Attorney for the Northern District of California requesting documents from 1995 through the present referring to, relating to, or involving stock options, and that it also has received an informal inquiry from the Securities and Exchange Commission requesting documents related to the Company’s stock option grants. The Company intends to cooperate fully with the office of the U.S. Attorney in connection with the subpoena and with the SEC in connection with its request for information.

Company Profile

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications, and Connect and Share technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, multimedia mobile phone, and multifunction printer products have received recognition for excellence and are now in hundreds of millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China, England, Germany, India, Israel, Japan, Korea, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

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